UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 26, 2006
Date of Report (Date of earliest event reported)
EMDEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Address of principal executive offices, including zip code)
(201) 703-3400
(Registrant’s telephone number, including area code)
(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry in a Material Definitive Agreement
     Emdeon Corporation (“Emdeon”) and its wholly owned subsidiaries EBS Holdco, Inc., EBS Master LLC (“Master LLC”) and Medifax-EDI Holding Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 26, 2006, with EBS Acquisition LLC (the “Purchaser”) and its wholly owned subsidiaries GA EBS Merger LLC (“Merger LLC”) and EBS Merger Co., pursuant to which the Purchaser has agreed to buy a 52% interest in the businesses comprising the Emdeon Business Service segment of Emdeon, excluding the ViPS business unit (“EBS”). We refer to the entities within EBS as the “Contributed Entities.” The Purchaser is an investment vehicle formed for purposes of the acquisition by General Atlantic LLC, a leading global private equity firm.
     Prior to the closing, Emdeon will cause one of the Contributed Entities, ENVOY/ExpressBill, Inc., to contribute its assets and liabilities to Master LLC and will cause the equity interests in the remainder of the Contributed Entities to be contributed to Master LLC. Upon the closing, Emdeon and the Purchaser will cause Merger LLC to be merged with and into Master LLC, whereby Purchaser will receive a 52% interest in Master LLC, which will own EBS.
     Emdeon expects to receive approximately $1.2 billion in cash and to retain a 48% interest in Master LLC, valued at approximately $300 million. The acquisition will be financed with approximately $925 million in bank debt and an investment of approximately $320 million by General Atlantic. The Purchaser has received a commitment letter for the bank debt from Citigroup Global Markets, Inc., Deutsche Bank Trust Company Americas and Bear, Stearns & Co. Inc. The bank debt will be an obligation of Master LLC and its subsidiaries and not of Emdeon.
     The Merger Agreement contains representations and warranties, covenants and indemnification provisions that are customary for transactions of this type. The closing is expected to occur during the fourth quarter and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.
     Emdeon expects to recognize a taxable gain on the transaction and expects to utilize approximately $400 million to $450 million of its federal net operating loss (“NOL”) carryforward to eliminate a significant portion of the tax liability that would otherwise result from this transaction. Approximately $130 million to $150 million of the NOL carryforward utilized will be from the NOL carryforward attributable to WebMD Health Corp. (“WHC”), Emdeon’s 85.6% owned subsidiary. Under the tax sharing agreement between Emdeon and WHC, WHC will be reimbursed for its NOL carryforward utilized by Emdeon in this transaction at the current federal statutory tax rate of 35%. Emdeon currently estimates that the amount of the resulting cash reimbursement to WHC will be approximately $45 to $52 million. The amount of the utilization of the Emdeon and WHC NOL carryforward and related reimbursement is based on various assumptions and will not be determined until the filing of Emdeon’s consolidated 2006 tax return.
     The Merger Agreement is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference. The above summary of the provisions of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

Item 9.01. Financial Statements and Exhibits
(d)	Exhibits.
The following exhibit is filed herewith:
2.1	Merger Agreement, dated as of September 26, 2006, among Emdeon Corporation, EBS Holdco, Inc., EBS Master LLC, Medifax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.

*  The exhibits and schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: September 29, 2006	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Merger Agreement, dated as of September 26, 2006, among Emdeon Corporation, EBS Holdco, Inc., EBS Master LLC, Medifax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.